UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K/A

Amendment No. 1

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 13, 2015

Commission File Number: 001-32984

MICROELECTRONICS TECHNOLOGY COMPANY

(Exact name of small business issuer as specified in its charter)

Nevada

(State or other jurisdiction of incorporation or organization)

(IRS Employer Identification No.)

20-2675800

15707 Rockfield Blvd

Irvine, California 92618

(Address of principal executive offices)

(949) 436-9382

(Issuer’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE:

The purpose of this Amendment No. 1 (this “Amendment”) to the Current Report on Form 8-K of Microelectronics Technology Company, a Nevada corporation (the “Company”), regarding the declaration of a preferred stock dividend and filed with the Securities and Exchange Commission on December 17, 2014 (the “Original Filing”) is to disclose the change of the record date regarding that dividend and the anticipated date of the issuance of the shares of the Company’s preferred stock as that dividend.  For convenience of the reader, this Amendment specifies the Original Filing in its entirety, as amended by this Amendment.  Except for the change of the record date and the date of the anticipated issuance of the shares of the Company’s preferred stock as that dividend, this Amendment does not amend or otherwise update any other information in the Original Filing.  Accordingly, this Amendment should be read in conjunction with the Original Filing.

ITEM 8.01 – Other Information.

The Amendment:

On January 13, 2015, to assure compliance with the provisions of Rule 10b-7 of the Securities Exchange Act of 1934, the Board of Directors of the Company determined that the record date for the preferred stock dividend payable to holders of the Company’s common stock be changed from January 16, 2015, to January 31, 2015.  Additionally, the anticipated date of distribution of those shares of the Company’s preferred stock is February 23, 2015.

Original Filing:

On December 16, 2014, Microelectronics Technology Company (the “Company”) announced that the Company’s Board of Directors had declared a preferred stock dividend payable to the holders of its common stock of record on January 16, 2015.Those shares of that preferred stock will be distributed on the following basis: each holder of the Company’s common stock shall be issued one (1) share of preferred stock for every five million (5,000,000) shares of the Company’s common stock held by that holder on the record date, January 16, 2015.  Each share of that preferred stock will be convertible into one hundred thousand (100,000) shares of the Company’scommon stock after twelve (12) months of issue.

The anticipated date of issuance of those shares of the Company’s preferred stock is February 16, 2015.

Those shares of that preferred stock will have no voting power until converted into shares of the Company’s common stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 14, 2015

MICROELECTRONICS TECHNOLOGY COMPANY

By: /s/Brett Everett, Director

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